Exhibit 10.44

Non-Employee Directors’ Compensation Program, as amended

Each non-employee director of Quoin Pharmaceuticals Ltd. is entitled to receive as compensation for their service (i) an annual cash retainer of $82,500, (ii) an annual option grant having a value of no less than $20,000 and no more than $60,000, with such value being determined annually at the discretion of the Compensation Committee and the Board, (iii) each committee chairperson shall receive an additional $15,000 cash per year for service as the chairperson of a board committee; and (iv) each standing committee member shall receive $5,000 per year for service on each applicable committee. In addition, each of Quoin Pharmaceuticals Ltd.’s non-employee directors receive an inaugural award of options to purchase shares valued at $165,000.